EXHIBIT 5.1

August 17, 2011

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re:          Premier Alliance Group, Inc. 2008 Stock Incentive Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 of Premier Alliance Group, Inc., a Delaware corporation (the “Company”), which is being filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration of an aggregate of 10,000,000 shares (“Shares”) of the Company’s common stock, $.001 par value (“Common Stock”), that are issued or issuable under the Company’s 2008 Stock Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

As legal counsel to the Company, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares under the Plan.  We have also examined the original or a photostatic or certified copy of (i) the Certificate of Incorporation of the Company, and all amendments to the Certificate of Incorporation filed by the Company with the State of Delaware; (ii) the By-laws of the Company; and (iii) such records of corporate proceedings and other documents as we have deemed necessary in order to enable us to express the opinion set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.  Our opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing examination, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares covered by the Plan have been duly authorized and that when issued and sold in the manner described in the Plan and pursuant to the agreement which may accompany each grant under the Plan, the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

We also consent to the reference to our firm’s name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.  By filing this consent we do not admit that we come within the categories of persons whose consent is required under the rules and regulations of the SEC.  This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to General Instruction E of Form S-8 under the Act with respect to the Registration Statement.

Very truly yours,

Law Offices of Michael H. Freedman, PLLC

By: /s/ Michael H. Freedman
Michael H. Freedman